EXHIBIT 10.2

$105,000,000

CLAYMONT STEEL, INC.

8.875% Senior Notes due 2015

PURCHASE AGREEMENT

February 5, 2007

JEFFERIES & COMPANY, INC.

520 Madison Avenue, 12th Floor

New York, New York 10022

CIBC World Markets Corp.

300 Madison Avenue, 4th Floor

New York, New York 10017

Ladies and Gentlemen:

Claymont Steel, Inc., a Delaware corporation (the “Company”), and CitiSteel PA, Inc., a Pennsylvania corporation (the “Subsidiary Guarantor”) hereby agree with you as follows:

Issuance of Notes. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to Jefferies & Company, Inc. and CIBC World Markets Corp. (the “Initial Purchasers”), severally and not jointly, $105,000,000 aggregate principal amount of 8.875%Senior Notes due 2015 (each a “Note” and, collectively, the “Notes”). The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of the Closing Date (as defined in Section 2 hereof), by and among the Company, the Subsidiary Guarantor, and The Bank of New York, as trustee (in such capacity, the “Trustee”). Capitalized terms used, but not defined herein, shall have the meanings set forth in the Indenture.

The Notes will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes shall bear the legends set forth in the final offering circular, dated the date hereof (the “Final Offering Circular”), relating to the offer and sale of the Notes (the “Offering”). The Company has prepared a preliminary offering circular, dated February 5, 2007 (the “Preliminary Offering Circular”), relating to the Offering. “Offering Circular” means, as of any date or time referred to in this Agreement, the most recent offering circular (whether the Preliminary Offering Circular or the Final Offering Circular, and any amendment or supplement to either such document), including, without limitation, exhibits and schedules thereto.

In connection with the sale of the Notes and on the Closing Date, the Company will, among other things, (i) use a portion of the proceeds from the Offering to repay all existing indebtedness, together with related interest and fees under that certain note purchase agreement, dated as of August 18, 2005 (the “Note Purchase Agreement”), among the Company, the Subsidiary Guarantor and the purchasers listed therein and (b) terminate its existing senior secured credit facility under that certain financing agreement, dated as of August 25, 2005 (the “Existing Credit Agreement”), among the Company, the lenders party thereto and U.S. Bank National Association (“U.S. Bank”), as Agent, (ii) enter into a credit agreement (the “New Senior Secured Revolving Credit Facility”), among the Company, the lenders party thereto and U.S. Bank, as Agent, governing a new $60.0 million revolving credit facility and a $20.0 million term loan and (iii) use a portion of the proceeds from the Offering to pay fees and expenses related to the Offering and the transactions described in this paragraph.

1. Terms of Offering. The Initial Purchasers have advised the Company, and the Company understands, that the Initial Purchasers will make offers to sell (the “Exempt Resales”) some or all of the Notes purchased by the Initial Purchasers hereunder on the terms set forth in the Final Offering Circular, as amended or supplemented, to persons (the “Subsequent Purchasers”) whom the Initial Purchasers (i) reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Act, as such Rule may be amended from time to time (“QIBs”), (ii) reasonably believe (based upon written representations made by such persons to the Initial Purchasers) to be institutional “accredited investors” (“Accredited Investors”) as defined in Rule 501(a)(1), (2), (3) or (7) under the Act or (iii) reasonably believe to be non-U.S. persons in reliance upon Regulation S under the Act.

Pursuant to the Indenture, all existing and future Domestic Restricted Subsidiaries (as defined in the Indenture) of the Company, including the Subsidiary Guarantor, jointly and severally, shall fully and unconditionally guarantee, on a senior unsecured basis, to each holder of the Notes and the Trustee, the payment and performance of the Company’s obligations under the Indenture and the Notes (such guarantee being referred to herein as the “Guarantee”).

Holders of the Notes (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Notes (the “Registration Rights Agreement”), to be executed on and dated as of the Closing Date (defined below). Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantor will agree, among other things, to file with the Securities and Exchange Commission (the “SEC”) (a) a registration statement under the Act relating to senior notes (the “Exchange Notes”) which shall be identical in all material respects to the Notes (except that the Exchange Notes shall have been registered pursuant to such registration statement and will not be subject to restrictions on transfer or contain additional interest provisions) and the related guarantees (the “Exchange Guarantees”), which shall be identical in all material respects to the Guarantee, each to be offered in exchange for the Notes and the Guarantee, respectively (such offer to exchange being referred to as the “Exchange Offer”), and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Notes and the Guarantee. If required under the Registration Rights Agreement, the Company will issue Exchange Notes and Exchange Guarantees to the Initial Purchasers (the “Private Exchange Notes” and the “Private Exchange Guarantees,” respectively). If the Company and the Subsidiary Guarantor fail to satisfy their respective obligations under the Registration Rights Agreement, they will be required to pay additional interest to the holders of the Notes under certain circumstances.

This Agreement, the New Senior Secured Revolving Credit Facility, the Indenture, the Registration Rights Agreement, the Notes, the Guarantee, the Exchange Notes, the Exchange Guarantees, the Private Exchange Notes and the Private Exchange Guarantees are referred to herein as the “Documents.”

2. Purchase, Sale and Delivery. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the selling restrictions, terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, severally and not jointly, agree to purchase from the Company, the principal amount of Notes set forth opposite the name of each Initial Purchaser on Exhibit C hereto at a purchase price of $102,375,000. Delivery to the Initial Purchasers of and payment for the Notes shall be made at a Closing (the “Closing”)

to be held at 10:00 a.m., New York time, on February 15, 2007, or such other date as shall be agreed upon by the Initial Purchasers and the Company (the “Closing Date”), at the New York offices of Morgan, Lewis & Bockius LLP.

The Company shall deliver to the Initial Purchasers one or more certificates representing the Notes in definitive form, registered in such names and denominations as the Initial Purchasers may request, against payment by the Initial Purchasers of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account or accounts as the Company shall designate to the Initial Purchasers at least two business days prior to the Closing. The certificates representing the Notes in definitive form shall be made available to the Initial Purchasers for inspection at the New York offices of Mayer, Brown, Rowe & Maw LLP (or such other place as shall be reasonably acceptable to the Initial Purchasers) not later than 10:00 a.m. one business day immediately preceding the Closing Date. Notes to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Company, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co.

3. Representations and Warranties of the Company and the Subsidiary Guarantor. The Company and the Subsidiary Guarantor jointly and severally represent and warrant to the Initial Purchasers that, as of the date hereof and as of the Closing Date:

(a)	As of the Applicable Time (as defined below), neither (x) the Preliminary Offering Circular, as supplemented by the final pricing term sheet in the form attached hereto as Exhibit A (the “Pricing Supplement”), all considered together (collectively, the “Time of Sale Circular”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Time of Sale Circular, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 4:00 P.M. (Eastern time) on February 5, 2007 or such other time as agreed by the Company and the Initial Purchaser.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the Act and the rules and regulations thereunder) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Notes other than the Offering Circular or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Notes that constitutes such a written communication.

(b)	The Final Offering Circular does not and at the Closing Date will not, and each amendment or supplement thereto as of its date will not, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this Section 3(b) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchasers and furnished to the Company in writing by the Initial Purchasers expressly for use in the Time of Sale Circular or the Final Offering Circular or any amendment or supplement thereto. No injunction or order has been issued that either (i) asserts that any of the transactions contemplated by the Documents is subject to the registration requirements of the Act or (ii) would prevent or suspend the issuance or sale of the Notes or the use of the Time of Sale Circular, the Final Offering Circular or any amendment or supplement thereto (including the Pricing Supplement), in any jurisdiction. Each of the Time of Sale Circular and the Final Offering Circular, as of their respective dates, contained, and the Final Offering Circular, as amended or supplemented as of the Closing Date, will contain, all the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act.

(c)	The only corporation, partnership, or other entity in which the Company, directly or indirectly, owns more than fifty percent (50%) of any class of equity securities or interests is the Subsidiary Guarantor.

(d)	Each of the Company and the Subsidiary Guarantor (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have or result in a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or financial condition of the Company and the Subsidiary Guarantor, taken as a whole, (B) the ability of the Company or the Subsidiary Guarantor to perform their respective obligations in all material respects under any of the Documents and (C) the validity or enforceability of any of the Documents or the consummation of any of the transactions contemplated under any of the Documents (each, a “Material Adverse Effect”).

(e)	All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights. The column entitled “Actual” in the table under the caption “Capitalization” in the Time of Sale Circular and in the Final Offering Circular (including the footnotes thereto) sets forth, as of its date, the cash and cash equivalents and capitalization of the Company. All of the outstanding shares of capital stock or other equity interests of the Subsidiary Guarantor are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”), other than those imposed by the Act and the securities or “Blue Sky” laws of certain domestic or foreign jurisdictions and Liens arising under the Existing Credit Agreement, which will be extinguished on the Closing Date. There are no outstanding (A) options, warrants or other rights to purchase from the Company or the Subsidiary Guarantor, (B) agreements, contracts, arrangements or other obligations of the Company or the Subsidiary Guarantor to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or the Subsidiary Guarantor.

(f)	No holder of securities of the Company or the Subsidiary Guarantor will be entitled to have such securities registered under the registration statements required to be filed by the Company and the Subsidiary Guarantor with respect to the Notes pursuant to the Registration Rights Agreement.

(g)	The Company and the Subsidiary Guarantor have all requisite corporate power and authority to execute, deliver and perform their obligations under the Documents to which they are a party and to consummate the transactions contemplated thereby.

(h)

This Agreement has been duly and validly authorized, executed and delivered by the Company and the Subsidiary Guarantor. Each of the Indenture and the New Senior Secured Revolving Credit Facility have been duly and validly authorized by the Company and the Subsidiary Guarantor. Each of the Indenture and the New Senior Secured Revolving Facility, when executed and delivered by the Company and the Subsidiary Guarantor, will constitute a legal, valid and binding obligation of each of the Company and the Subsidiary Guarantor, enforceable against each of the Company and the Subsidiary Guarantor in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(i)	The Registration Rights Agreement has been duly and validly authorized by the Company and the Subsidiary Guarantor. The Registration Rights Agreement, when executed and delivered by the Company and the Subsidiary Guarantor, will constitute a legal, valid and binding obligation of the Company and the Subsidiary Guarantor, enforceable against the Company and the Subsidiary Guarantor in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

(j)	The Notes, when issued, will be in the form contemplated by the Indenture. On the Closing Date, the Indenture will meet the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes, the Exchange Notes and the Private Exchange Notes have each been duly and validly authorized by the Company and, in the case of the Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Company, entitled to the benefit of the Indenture and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(k)	The Guarantee, the Exchange Guarantee and the Private Exchange Guarantee of the Subsidiary Guarantor have been duly and validly authorized by the Subsidiary Guarantor and, in the case of the Guarantee, when executed, issued and delivered to the Initial Purchasers by the Subsidiary Guarantor in accordance with the terms of this Agreement and the Indenture, will have been duly executed, issued and delivered and will be a legal, valid and binding obligation of the Subsidiary Guarantor, entitled to the benefit of the Indenture and the Registration Rights Agreement and enforceable against the Subsidiary Guarantor in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(l)

Neither the Company nor the Subsidiary Guarantor is in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”). Neither the Company nor the Subsidiary Guarantor is (i) in violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order (collectively, “Applicable Law”) of any federal, state, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign (each, a “Governmental Authority”), or (ii) in breach of or default in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”), other than as disclosed in the Time of Sale Circular and the Final Offering Circular and except for any such violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect. There exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such (i) Charter Documents or (ii) Applicable Laws, (b) a breach of or default under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness and, in the case of clause (a)(ii), (b) or (c) above, would reasonably be expected to have a Material Adverse Effect.

(m)	Neither the execution, delivery or performance of the Documents nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person (other than consents already obtained and in full force and effect, and the order of the SEC declaring the Exchange Offer Registration Statement or the Shelf Registration Statement effective) under, result in the imposition of a Lien on any assets of the Company or the Subsidiary Guarantor (except for Permitted Liens (as defined in the Indenture)), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents of the Company or the Subsidiary Guarantor, (ii) any Applicable Agreement, or (iii) any Applicable Law, except in the cases of clauses (ii) and (iii), any conflict, violation, breach, default, consent, Lien imposition or acceleration of indebtedness that would not reasonably be expected to have a Material Adverse Effect. After consummation of the Offering and transactions contemplated in the Documents, no Default or Event of Default (each, as defined in the Indenture) will exist.

(n)	When executed and delivered, the Documents will conform in all material respects to the descriptions thereof in the Final Offering Circular.

(o)	No consent, approval, authorization or order of any Governmental Authority or third party is required for the issuance and sale by the Company of the Notes to the Initial Purchasers or the consummation by the Company of the other transactions contemplated hereby, except for the order of the SEC declaring the Exchange Offer Registration Statement or the Shelf Registration Statement effective, except such as have been obtained and such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchasers.

(p)	Except as disclosed in the Time of Sale Circular and the Final Offering Circular, there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company or the Subsidiary Guarantor, threatened, that either (i) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Documents or any of the transactions contemplated therein, or (ii) would, individually or in the aggregate, have or result in a Material Adverse Effect. The Company is not subject to any judgment, order, decree, rule or regulation of any Governmental Authority that would, individually or in the aggregate, have or result in a Material Adverse Effect.

(q)

Each of the Company and the Subsidiary Guarantor possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted as set forth in the Time of Sale Circular and the Final Offering Circular (“Permits”), except where the failure to possess or file such Permits would not, individually or in the aggregate, have or result in a Material Adverse Effect; each of the Company and the Subsidiary Guarantor has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit that would reasonably be expected to have a Material Adverse Effect; and neither the Company nor the Subsidiary Guarantor has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Time of Sale Circular and the Final Offering Circular or except where such revocation or modification would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(r)	Each of the Company and the Subsidiary Guarantor has good and marketable title to all real property owned by it and good title to all personal property owned by it and good and indefeasible title to all leasehold estates in real and personal property being leased by it and, as of the Closing Date, will be free and clear of all Liens (other than Permitted Liens). All Applicable Agreements to which the Company or the Subsidiary Guarantor is a party or by which any of them is bound are valid and enforceable against each of the Company or the Subsidiary Guarantor, as applicable, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(s)	All Tax returns required to be filed by the Company and the Subsidiary Guarantor have been filed and all such returns are true, complete, and correct in all material respects. All material Taxes that are due from the Company and the Subsidiary Guarantor have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles of the United States, consistently applied (“GAAP”). To the knowledge of the Company, after reasonable inquiry, there are no proposed Tax assessments against the Company or the Subsidiary Guarantor that would, individually or in the aggregate, have or result in a Material Adverse Effect. The accruals and reserves on the books and records of the Company and the Subsidiary Guarantor in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

(t)	Each of the Company and the Subsidiary Guarantor owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary for the conduct of its businesses and, as of the Closing Date, will be free and clear of all Liens, other than Permitted Liens, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by the Company or the Subsidiary Guarantor or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto (other than any claims that, if successful, would not, individually or in the aggregate, have or result in a Material Adverse Effect). The use of such Intellectual Property by the Company or the Subsidiary Guarantor will not infringe on the Intellectual Property rights of any other person.

(u)

The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(v)	The audited consolidated financial statements and related notes of the Company and the Subsidiary Guarantor contained in the Time of Sale Circular and the Final Offering Circular (the “Financial Statements”) present fairly the financial position, results of operations, stockholder’s equity and cash flows of the Company and the Subsidiary Guarantor, as applicable, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and the requirements of Regulation S-X of the Act. The financial data set forth under “Summary Historical and Unaudited Pro Forma Consolidated Financial and Operating Data,” “Summary Historical Consolidated Financial Data,” “Unaudited Pro Forma Financial Data” and “Selected Historical Consolidated Financial and Operating Data” included in the Time of Sale Circular and the Final Offering Circular has been prepared on a basis consistent with that of the Financial Statements and present fairly the financial position and results of operations of the Company and the Subsidiary Guarantor as of the respective dates and for the respective periods indicated. The unaudited pro forma financial information and related notes of the Company contained in the Time of Sale Circular and the Final Offering Circular have been prepared in accordance with the requirements of Regulation S-X and give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith. All other financial, statistical, and market and industry-related data included in the Time of Sale Circular and the Final Offering Circular are fairly and accurately presented and are based on or derived from sources that the Company believes to be reliable and accurate.

(w)	Subsequent to the respective dates as of which information is given in the Time of Sale Circular and the Final Offering Circular, except as disclosed therein, (i) neither the Company nor the Subsidiary Guarantor has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Company, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) there has not been any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiary Guarantor in the aggregate (each of clauses (i), (ii) and (iii), a “Material Adverse Change”). To the knowledge of the Company after reasonable inquiry, there is no event that is reasonably likely to occur, which if it were to occur, would, individually or in the aggregate, have or result in a Material Adverse Change except such events that have been disclosed in the Time of Sale Circular and the Final Offering Circular.

(x)	No “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company retaining any rating assigned to the Company or the Subsidiary Guarantor or to any securities of the Company or the Subsidiary Guarantor, or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (B) any change in the outlook for any rating of the Company or the Subsidiary Guarantor or any securities of the Company or the Subsidiary Guarantor.

(y)	All indebtedness represented by the Notes is being incurred for proper purposes and in good faith. On the Closing Date, the Company (i) will be solvent, (ii) will have sufficient capital for carrying on its business and (iii) will be able to pay its debts as they mature. As used in this paragraph, the term “solvent” means, with respect to the Closing Date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company and the Subsidiary Guarantor is not less than the total amount required to pay the liabilities of the Company and the Subsidiary Guarantor on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company and the Subsidiary Guarantor are able to pay their debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes as contemplated by this Agreement and the Offering Circular, neither the Company nor the subsidiary Guarantor is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) neither the Company nor the Subsidiary Guarantor is engaged in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or the Subsidiary Guarantor is engaged.

(z)	The Company has not and, to its knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Notes, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Notes or (iii) except as disclosed in the Time of Sale Circular and the Final Offering Circular, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(aa)	Without limiting any provision herein, no registration under the Act and no qualification of the Indenture under the TIA is required for the sale of the Notes to the Initial Purchasers as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs or Accredited Investors or non-U.S. persons (as defined in Rule 902 under the Act) and (ii) the accuracy of the Initial Purchasers’ representations contained in clauses (a), (b) and (c) of Section 5 hereof.

(bb)	The Notes are eligible for resale pursuant to Rule 144A under the Act and no other securities of the Company are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system. No securities of the Company of the same class as the Notes have been offered, issued or sold by the Company or any of its affiliates, as such term is defined in Rule 501(b) of the Act (each, an “Affiliate”) within the six-month period immediately prior to the date hereof.

(cc)	Neither the Company nor any of its Affiliates or other person acting on behalf of the Company has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons, by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Company, any Affiliate of the Company and any person acting on behalf of the Company have complied with and will implement the “offering restrictions” within the meaning of such Rule 902; provided, that no representation is made in this subsection with respect to the actions of the Initial Purchasers.

(dd)

Each of the Company, the Subsidiary Guarantor, and each ERISA Affiliate (as defined below) has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA which the Company, the Subsidiary Guarantor, or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, amended (the “Code”). Neither the Company, the Subsidiary Guarantor, nor any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or the Subsidiary Guarantor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA. Each “pension plan” (as defined in section 3(2) of ERISA) that is maintained by the Company or the Subsidiary Guarantor and which is intended to be tax-qualified under section 401(a) of the Code complies in all material respects with Code section 401(a).

(ee)	(i) Neither the Company nor the Subsidiary Guarantor is party to or bound by any collective bargaining agreement with any labor organization; (ii) there is no union representation question existing with respect to the employees of the Company or the Subsidiary Guarantor, and, to the knowledge of the Company after due inquiry, no union organizing activities are taking place that, could, individually or in the aggregate, have or result in a Material Adverse Effect; (iii) to the Company’s knowledge, no union organizing or decertification efforts are underway or threatened against the Company or the Subsidiary Guarantor; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute is pending against the Company or the Subsidiary Guarantor, or, to the knowledge of the Company, threatened against the Company or the Subsidiary Guarantor; (iv) there is no worker’s compensation liability, experience or matter that could be reasonably expected to have or result in a Material Adverse Effect; (v) to the knowledge of the Company, after due inquiry, there is no threatened or pending liability against the Company or the Subsidiary Guarantor pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN”), or any similar state or local law; (vi) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against the Company or the Subsidiary Guarantor that would reasonably be expected to, individually or in the aggregate, have or result in a Material Adverse Effect; (vii) to the knowledge of the Company, after due inquiry, no employee or agent of the Company or the Subsidiary Guarantor has committed any act or omission giving rise to liability for any violation identified in subsection (v) and (vi) above, other than such acts or omissions that would not, individually or in the aggregate, have or result in a Material Adverse Effect; and (viii) no term or condition of employment exists through arbitration awards, settlement agreements, or side agreement that is contrary to the express terms of any applicable collective bargaining agreement.

(ff)	None of the transactions contemplated in the Documents or the application of the proceeds as described in “Use of Proceeds” in the Time of Sale Circular and the Final Offering Circular will violate or result in a violation of Section 7 of the Exchange Act, (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(gg)	The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and the Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in “Use of Proceeds” in the Time of Sale Circular and the Final Offering Circular, will not be an “investment company” as defined in the Investment Company Act.

(hh)	The Company has not engaged any broker, finder, commission agent or other person (other than the Initial Purchasers) in connection with the Offering or any of the transactions contemplated in the Documents, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions (other than commissions or fees to the Initial Purchasers).

(ii)	Except as disclosed in the Time of Sale Circular and the Final Offering Circular, each of the Company and the Subsidiary Guarantor is (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of the environment or hazardous or toxic substances of wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have or result in a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. Neither the Company nor the Subsidiary Guarantor has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

In the ordinary course of its business, the Company periodically reviews the effects of Environmental Laws on the business, operations and properties of the Company and the Subsidiary Guarantor and identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs would not have or result in a Material Adverse Effect.

(jj)	Except as provided in the New Senior Secured Revolving Credit Facility or as described in the Time of Sale Circular and the Final Offering Circular, as of the Closing Date, there will be no encumbrances or restrictions on the ability of any subsidiary of the Company (x) to pay dividends or make other distributions on such subsidiary’s capital stock or to pay any indebtedness to the Company or any other subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other subsidiary of the Company or (z) to transfer any of its property or assets to the Company or any other subsidiary of the Company.

(kk)	To the knowledge of the Company, Crowe Chizek & Company LLC and Deloitte & Touche LLP, the accountants who have audited the financial statements of the Company and the Subsidiary Guarantor, included as part of the Time of Sale Circular and the Final Offering Circular, are independent certified public accountants with respect to the Company and the Subsidiary Guarantor under Rule 101 of the American Institute of Certified Public Accountants’ code of professional conduct and its interpretations and rulings, during the periods covered by the financial statements on which they reported included in the Preliminary Offering Circular.

(ll)	Each certificate signed by any officer of the Company, or the Subsidiary Guarantor, delivered to the Initial Purchasers shall be deemed a representation and warranty by the Company or the Subsidiary Guarantor (and not individually by such officer) to the Initial Purchasers with respect to the matters covered thereby.

(mm)	Each of the Company and the Subsidiary Guarantor are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance insuring the Company or the Subsidiary Guarantor or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and the Subsidiary Guarantor are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or the Subsidiary Guarantor under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor the Subsidiary Guarantor has been refused any insurance coverage sought or applied for, and neither the Company nor the Subsidiary Guarantor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(nn)	The use of proceeds from the Offering as described in “Use of Proceeds” in the Time of Sale Circular and the Final Offering Circular shall have been validly authorized by the Company prior to the application of such proceeds as therein described.

(oo)	Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, Affiliate or employee of the Company or any of its Subsidiaries has taken any action which would cause the Company or any of its Subsidiaries or any of its Affiliates to be in violation of the Foreign Corrupt Practices Act of 1977.

4. Covenants of the Company. The Company, on behalf of itself and the Subsidiary Guarantor, hereby agrees:

(a)	To (i) advise the Initial Purchasers promptly after obtaining knowledge (and, if requested by the Initial Purchasers, confirm such advice in writing) of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, or (B) the happening of any event that makes any statement of a material fact made in the Time of Sale Circular, any Offering Circular or any Supplemental Offering Material untrue or that requires the making of any additions to or changes in the Final Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any state securities or Blue Sky laws, and (iii) if, at any time, any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Notes under any such laws, use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)

To (i) furnish the Initial Purchasers, without charge, as many copies of the Preliminary Offering Circular and the Final Offering Circular, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request, (ii) promptly prepare the Pricing Supplement, in form and substance satisfactory to the Initial Purchasers, and to furnish to the Initial Purchasers as soon as practicable, but no later than one hour prior to the Time of Sale, as many copies of the Pricing Supplement as the Initial Purchasers may reasonably request, and (ii) promptly prepare, upon the Initial Purchasers’ reasonable request, any amendment or supplement to the Final Offering Circular that the Initial Purchasers, upon advice of legal counsel, determine may be necessary in connection with Exempt Resales (and the Company hereby consents to the use of the Time of Sale Circular and the Final Offering Circular, and any amendments and supplements thereto, by the Initial Purchasers in connection with Exempt Resales).

(c)	Not to amend or supplement the Final Offering Circular prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchasers of all the Notes purchased by the Initial Purchasers, unless the Initial Purchasers shall previously have been advised thereof and shall have provided their written consent thereto (which consent shall not be unreasonably withheld or delayed). The Company represents and agrees that, unless it obtains the prior consent of the Initial Purchasers, it has not made and will not make any offer relating to the Notes by means of any Supplemental Offering Materials.

(d)	At any time prior to the completion of the resale of the Notes by the Initial Purchasers, (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchasers, it becomes necessary or advisable to amend or supplement the Final Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Final Offering Circular to comply with Applicable Law, to prepare, at the expense of the Company, an appropriate amendment or supplement to the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchasers) so that (A) as so amended or supplemented, the Final Offering Circular will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Final Offering Circular will comply with Applicable Law and (ii) if in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement the Final Offering Circular so that the Final Offering Circular will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) of the Act, to prepare an appropriate amendment or supplement to the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchasers) so that the Final Offering Circular, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

(e)	To cooperate with the Initial Purchasers and the Initial Purchasers’ counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and continue such qualification in effect so long as reasonably required for Exempt Resales, provided that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities (or otherwise subject itself taxation) in any jurisdiction in which it is not otherwise so subject.

(f)

Whether or not any of the Offering or the transactions contemplated under the Documents are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the preparation, printing and distribution of the Time of Sale Circular, the Final Offering Circular and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), any Supplemental Offering Material and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, (C) the preparation, issuance and delivery of the Notes, (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification), (E) furnishing such copies of the Time of Sale Circular, any Offering Circular, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchasers and (F) the performance of the obligations of the Company and the Subsidiary Guarantor of their respective obligations under the Registration Rights Agreement, including but not limited to the Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, (ii) all fees and expenses of the counsel, accountants and any other experts or advisors retained by the Company, (iii) all expenses and listing fees in connection with the application for quotation of the Notes in PORTAL, (iv) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Notes by DTC for “book-entry” transfer, (v) all fees charged by rating agencies in connection with the rating of the Notes and (vi) all fees and expenses (including reasonable fees and expenses of counsel) of the Trustee and all collateral agents. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because this Agreement is terminated pursuant to Section 8 hereof or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than in each such case solely by reason of a default by the Initial Purchasers on their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Initial Purchasers in cash upon demand for all fees, disbursements and out-of-pocket expenses (including fees, disbursements and charges of Mayer, Brown, Rowe & Maw LLP, counsel for the Initial Purchasers to be paid in cash that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Notes.

(g)	To use the proceeds of the Offering in the manner described in the Time of Sale Circular under the caption “Use of Proceeds.”

(h)	To do and perform all things required to be done and performed under the Documents prior to and after the Closing Date.

(i)	Not to, and to ensure that no Affiliate of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchasers or to the Subsequent Purchasers of the Notes.

(j)	For so long as any of the Notes remain outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request, to any owner of the Notes in connection with any sale thereof and any prospective Subsequent Purchasers of such Notes from such owner, the information required by Rule 144A(d)(4) under the Act.

(k)	To comply with the representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

(l)	To use its reasonable best efforts to effect the inclusion of the Notes in Private Offerings Resales and Trading through Automated Linkages Market (“PORTAL”).

(m)	For so long as any of the Notes remain outstanding, the Company will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the SEC or any national securities exchange on which any class of securities of the Company may be listed.

(n)	Except in connection with the Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Notes other than the Time of Sale Circular, the Final Offering Circular and any amendments and supplements to the Final Offering Circular prepared in compliance with this Agreement, or (ii) solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(o)	During the two year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), to not, and to not permit any current or future subsidiaries of either the Company or any other Affiliate controlled by the Company to, resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other Affiliate controlled by the Company, except pursuant to an effective registration statement under the Act.

(p)	The Company shall pay all stamp, documentary and transfer taxes (other than federal, state and local income taxes of the Initial Purchasers), if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Initial Purchasers.

(q)	When subject to the Exchange Act, the Company shall maintain disclosure controls and procedures (as defined in Rule 13a-14 of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported in accordance with the Exchange Act and the rules and regulations thereunder. When subject to the Exchange Act, the Company shall carry out evaluations, under supervision and with the participation of the Company’s management, of effectiveness of the design and operation of the Company’s disclosure controls and procedures in accordance with 13a-15 of the Exchange Act, as applicable.

5. Representations and Warranties of the Initial Purchasers. The Initial Purchasers represent and warrant that:

(a)	Each of the Initial Purchasers is a QIB as defined in Rule 144A under the Act and each Initial Purchaser will offer the Notes for resale only upon the selling restrictions, terms and conditions set forth in this Agreement and in the Final Offering Circular.

(b)	They are not acquiring the Notes with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction. In connection with the Exempt Resales, they will solicit offers to buy the Notes only from, and will offer and sell the Notes only to, (A) persons reasonably believed by the Initial Purchasers to be QIBs or (B) persons reasonably believed by the Initial Purchasers to be Accredited Investors or (C) non-U.S. persons reasonably believed by the Initial Purchasers to be a purchaser referred to in Regulation S under the Act; provided, however, that in purchasing such Notes, such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Final Offering Circular.

(c)

No form of general solicitation or general advertising in violation of the Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the Act or, with respect to Notes to be sold in reliance on Regulation S, by means of any directed selling efforts be made by such Initial Purchasers or any of their representatives in connection with the offer and sale of any of the Notes.

(d)	The Initial Purchasers will deliver to each Subsequent Purchaser of the Notes, in connection with their original distribution of the Notes, a copy of the Final Offering Circular, as amended and supplemented at the date of such delivery.

6. Conditions. The obligations of the Initial Purchasers to purchase the Notes under this Agreement are subject to the satisfaction (or waiver by the Initial Purchasers) of each of the following conditions:

(a)	All the representations and warranties of the Company and the Subsidiary Guarantor contained in this Agreement and in each of the Documents shall be true and correct as of the date hereof and at the Closing Date. On or prior to the Closing Date, the Company and each other party to the Documents (other than the Initial Purchasers) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents (other than conditions to be satisfied by such other parties, which the failure to so satisfy would not, individually or in the aggregate, have or result in a Material Adverse Effect).

(b)	No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Offering or any of the transactions contemplated under the Documents; and no stop order suspending the qualification or exemption from qualification of any of the Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company, be pending or contemplated as of the Closing Date.

(c)	No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of the Offering or any of the transactions contemplated under the Documents. No Proceeding shall be pending or, to the knowledge of the Company, threatened other than Proceedings that (A) if adversely determined would not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes, and (B) would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(d)	Subsequent to the respective dates as of which data and information is given in the Time of Sale Circular and Final Offering Circular, there shall not have been any Material Adverse Change.

(e)	The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in PORTAL.

(f)

On or after the date hereof, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that on which the Notes were marketed.

(g)	The Initial Purchasers shall have received on the Closing Date:

(i)	certificates dated the Closing Date, signed by (1) the Chief Executive Officer and (2) the principal financial or accounting officer of the Company, on behalf of the Company, to the effect that (a) the representations and warranties set forth in Section 3 hereof and in each of the Documents are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Date, (b) the Company has performed and complied with all agreements and satisfied all conditions in all material respects on its part to be performed or satisfied at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), to the knowledge of such officers, no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have or result in a Material Adverse Effect, (d) since the date of the most recent financial statements in the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Final Offering Circular or contemplated hereby, neither the Company nor the Subsidiary Guarantor has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiary Guarantor, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of the Company or the Subsidiary Guarantor that is material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiary Guarantor, taken as a whole, and (e) the sale of the Notes has not been enjoined (temporarily or permanently).

(ii)	a certificate, dated the Closing Date, executed by the Secretary of the Company and the Subsidiary Guarantor, certifying such matters as the Initial Purchasers may reasonably request.

(iii)	a certificate of solvency, dated the Closing Date, executed by the principal financial or accounting officer of the Company substantially in the form previously approved by the Initial Purchasers.

(iv)	the opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit B hereto with such changes that are agreed to.

(v)	an opinion, dated the Closing Date, of Mayer, Brown, Rowe & Maw LLP, counsel to the Initial Purchasers, in form satisfactory to the Initial Purchasers covering such matters as are customarily covered in such opinions.

(h)

The Initial Purchasers shall have received from Crowe Chizek & Company LLC, independent public accountants under the standards established by the American Institute of Certified Public Accountants, with respect to the Company, (A) a customary comfort letter, dated the date of this

Agreement, in form and substance reasonably satisfactory to the Initial Purchasers, with respect to certain financial statements and certain financial information contained in the Time of Sale Circular, (B) a customary comfort letter, dated the date of the Final Offering Circular, in the form reasonably satisfactory to the Initial Purchasers, with respect to certain financial statements and certain financial information contained in the Final Offering Circular, (C) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, to the effect that Crowe Chizek & Company LLC reaffirms the statements made in its letter furnished pursuant to clause (B).

(i)	The Initial Purchasers shall have received from Deloitte & Touche LLP, independent public accountants under the standards established by the American Institute of Certified Public Accountants, with respect to the Company, (A) a customary comfort letter, dated the date of this Agreement, in form and substance reasonably satisfactory to the Initial Purchasers, with respect to certain financial statements and certain financial information contained in the Time of Sale Circular, (B) a customary comfort letter, dated the date of the Final Offering Circular, in the form reasonably satisfactory to the Initial Purchasers, with respect to certain financial statements and certain financial information contained in the Final Offering Circular, (C) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, to the effect that Deloitte & Touche LLP reaffirms the statements made in its letter furnished pursuant to clause (B).

(j)	Each of this Agreement, the New Senior Secured Revolving Credit Facility, the Indenture, the Registration Rights Agreement, the Notes and the Guarantees shall have been executed and delivered by all parties thereto, and the Initial Purchasers shall have received a fully executed original of each of the Documents.

(k)	The Initial Purchasers shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the Offering or any transaction contemplated in the Documents.

(l)	The terms of each Document shall conform in all material respects to the description thereof in the Time of Sale Circular.

7. Indemnification and Contribution.

(a)	The Company and the Subsidiary Guarantor jointly and severally agree to indemnify and hold harmless the Initial Purchasers, and each person, if any, who controls the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which the Initial Purchasers or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)	any untrue statement or alleged untrue statement of any material fact contained in the Time of Sale Circular, any Offering Circular or any amendment or supplement thereto or any Supplemental Offering Materials; or

(ii)	the omission or alleged omission to state, in the Time of Sale Circular, any Offering Circular or any amendment or supplement thereto or any Supplemental Offering Materials, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchasers and each such controlling person for any legal or other expenses reasonably incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action in respect thereof; provided, however, the Company and the Subsidiary Guarantor will not be liable in any such case to the extent (but only to the extent) that any such loss, claim, damage or liability is judicially determined by a court of competent jurisdiction in a final, unappealable judgment, to have resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Circular, any Offering Circular or any amendment or supplement thereto or any Supplemental Offering Materials in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company by the Initial Purchasers specifically for use therein. This indemnity agreement will be in addition to any liability that the Company and the Subsidiary Guarantor may otherwise have to the indemnified parties. The Company and the Subsidiary Guarantor shall not be liable under this Section 7 for any settlement of any claim or action effected without their prior written consent, which shall not be unreasonably withheld.

(b)	The Initial Purchasers agree, severally and not jointly, to indemnify and hold harmless each of the Company, the Subsidiary Guarantor and their respective directors, officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company, the Subsidiary Guarantor or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are finally judicially determined by a court of competent jurisdiction in a final, unappealable judgment, to have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in the Time of Sale Circular, any Offering Circular or any amendment or supplement thereto or any Supplemental Offering Materials or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Time of Sale Circular, any Offering Circular or any amendment or supplement thereto or any Supplemental Offering Materials or necessary to make the statements therein not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchasers, furnished to the Company or its agents by the Initial Purchasers specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company, the Subsidiary Guarantor or any such director, officer or controlling person in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties.

(c)

As promptly as reasonably practical after receipt by an indemnified party under this Section 7 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 7, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) or (b) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by counsel in writing that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 7 or the Company in the case of paragraph (b) of this Section 7, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 7, in which case the indemnified party may effect such a settlement without such consent.

(d)	No indemnifying party shall be liable under this Section 7 for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, but if a claim or action is settled with its written consent, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees (other than the Initial Purchasers whose agreement is several but not joint), subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party.

(e)	In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 7 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company, on the one hand, and each Initial Purchaser, on the other, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Initial Purchasers, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances. The obligations of the Initial Purchasers to contribute pursuant to this Section 7(e) are several in proportion to the respective number of Notes to be purchased by each of the Initial Purchasers hereunder and not joint.

(f)	The Company, the Subsidiary Guarantor and the Initial Purchasers agree that it would not be equitable if the amount of such contribution determined pursuant to the immediately preceding paragraph (e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of the immediately preceding paragraph (e). Notwithstanding any other provision of this Section 7, the Initial Purchasers shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchasers under this Agreement, less the aggregate amount of any damages that such Initial Purchasers have otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of the immediately preceding paragraph (e), each person, if any, who controls the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of the Company and the Subsidiary Guarantor, each officer of the Company and the Subsidiary Guarantor and each person, if any, who controls the Company or the Subsidiary Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

8. Termination. The Initial Purchasers may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:

(a)

since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Initial Purchasers’ reasonable judgment, be expected to (i) make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Circular or (ii) materially impair the investment quality of any of the Notes;

(b)	the failure of the Company or the Subsidiary Guarantor to satisfy the conditions contained in Section 6(a) hereof on or prior to the Closing Date;

(c)	any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in the Initial Purchasers’ judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Circular or to enforce contracts for the sale of any of the Notes;

(d)	the suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market or any setting of limitations on prices for securities on any such exchange or NASDAQ National Market;

(e)	the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that in the Initial Purchasers’ counsel’s reasonable opinion materially and adversely affects, or could be reasonably expected to materially and adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiary Guarantor, taken as a whole;

(f)	any securities of the Company shall have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act; or

(g)	the declaration of a banking moratorium by any Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Initial Purchasers’ opinion could reasonably be expected to have a material adverse effect on the financial markets in the United States or elsewhere.

9. Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements, representations and warranties of the Company and the Subsidiary Guarantor set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchasers, (ii) acceptance of the Notes, and payment for them hereunder, and (iii) any termination of this Agreement.

10. Default by an Initial Purchaser. If an Initial Purchaser shall breach its obligations to purchase the Notes that it has agreed to purchase hereunder on the Closing Date and arrangements satisfactory to the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate with respect to such Initial Purchaser without liability on the part of the Company or the non-defaulting Initial Purchaser. Nothing herein shall relieve the defaulting Initial Purchaser from liability for its default.

11. Information Supplied by the Initial Purchasers. The statements set forth on the cover page with respect to price and in the first and second sentences of the third paragraph, the sixth and seventh sentence of the fifth paragraph, the sixth paragraph and the seventh paragraph under the heading “Plan of Distribution” in the Preliminary Offering Circular and the Final Offering Circular (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company or the Subsidiary Guarantor for the purposes of Sections 3(a) and 11 hereof.

12. Miscellaneous.

(a)

Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: 4001 Philadelphia Pike, Claymont, Delaware 19703, Attention: Allen Egner, with a copy to: Morgan, Lewis & Bockius LLP, One Oxford Centre, 301 Grant Street 32nd Floor, Pittsburgh, PA 15219, Attention: Kimberly A. Taylor, Esq., and (ii) if to the Initial Purchasers, to: (a) Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, New York 10022, Attention: Lloyd H. Feller, Esq. and (b) CIBC World Markets Corp., 300 Madison Avenue, 4th Floor, New York, New York 10017, Attention: Mark Henkels, with a copy to: Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019-5820, Attention: Ronald S. Brody, Esq., (or in any case to such other address as the person to be notified may have requested in writing).

(b)	This Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Subsidiary Guarantor, the Initial Purchasers and, to the extent provided in Section 7 hereof, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in Section 7, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a purchaser of any of the Notes from the Initial Purchasers merely because of such purchase. Notwithstanding the foregoing, it is expressly understood and agreed that each purchaser who purchases Notes from the Initial Purchasers is intended to be a beneficiary of the Company’s covenants contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such purchaser by the Company, and each such purchaser shall have the right to take action against the Company to enforce, and obtain damages for any breach of, those covenants.

(c)	THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(d)	This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument.

(e)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(f)

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(g)	This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.

Please confirm that the foregoing correctly sets forth the agreement among the Company, the Subsidiary Guarantor and the Initial Purchasers.

Very truly yours,

CLAYMONT STEEL, INC.

By:	/s/ Jeff Bradley
Name: Jeff Bradley
Title: Chief Executive Officer

CITISTEEL PA, INC., as Guarantor

By:	/s/ Jeff Bradley
Name: Jeff Bradley
Title: President

Purchase Agreement

Accepted and Agreed to:

JEFFERIES & COMPANY, INC.

By:	/s/ Peter J. Scott
Name: Peter J. Scott
Title: Managing Director

Purchase Agreement

CIBC WORLD MARKETS CORP.

By:	/s/ Brian S. Perman
Name: Brian S. Perman
Title: Managing Director

Purchase Agreement

EXHIBIT A

PRICING SUPPLEMENT

Confidential – Summary of Final Terms	$ 105,000,000	February 5, 2007

8.875% Senior Notes due 2015

This summary pricing sheet relates only to the securities described below and should only be read together with the Preliminary Offering Circular, dated February 5, 2007, relating to these securities. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Offering Circular.

Issuer	Claymont Steel, Inc.

Security Description	Senior Notes.
Distribution	144A / IAI / Regulation S – With Registration Rights.

Principal Amount	$105,000,000.
Gross Proceeds	$105,000,000.

Coupon	8.875%.

Maturity Date	February 15, 2015.

Issue Price	100%.
Yield to Maturity	8.875%.

Ratings (Moody’s / S&P)	B3 / CCC+.

Interest Payment Dates	February 15 and August 15, commencing August 15, 2007

Call Features	Non-callable for four years and thereafter at the following prices:
	For the Period Below	Percentage
	On or after February 15, 2011	104.438%
	On or after February 15, 2012	102.219%
	On or after February 15, 2013	100.000%
Equity Clawback	35% at 108.875% (prior to February 15, 2010).

Change of Control Offer	101%.

Trade Date	Monday, February 5, 2007.
Settlement Date	Thursday, February 15, 2007 (T+8).
	144A	IAI	Regulation S
CUSIP Numbers	18382QAA0	18382QAB8	U1821CAA3

Sole Book-Running Manager	Jefferies & Company, Inc.
Co-Manager	CIBC World Markets Corp.

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER STATE SECURITIES LAWS. UNLESS THEY ARE REGISTERED, THE NOTES MAY BE OFFERED ONLY IN TRANSACTIONS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT, OR ANY OTHER STATE SECURITIES LAWS. ACCORDINGLY, THE NOTES HAVE BEEN OFFERED ONLY TO QUALIFIED INSTITUTIONAL BUYERS AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT, TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES UNDER REGULATION S OF THE SECURITIES ACT OR TO INSTITUTIONAL “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), OR (7) OF THE SECURITIES ACT WHO HAVE DELIVERED A LETTER IN THE FORM ATTACHED AS ANNEX A TO THE PRELIMINARY OFFERING CIRCULAR.

EXHIBIT B

FORM OF OPINIONS OF

MORGAN, LEWIS & BOCKIUS LLP

Set forth below are the proposed opinions to be included in the proposed form of opinion of Morgan, Lewis & Bockius LLP. This Exhibit B will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

(i) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Circular and the Offering Circular, to execute and deliver the Documents to which it is a party, and to issue, sell and deliver the Notes as contemplated by the Purchase Agreement.

(ii) The Guarantor is a corporation validly subsisting under the laws of the Commonwealth of Pennsylvania, with the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Circular and to execute and deliver the Documents to which it is a party, and to issue and deliver its Guarantee as contemplated by the Purchase Agreement.

(iii) Each of the Company and the Guarantor is duly qualified to do business as a foreign corporation in the jurisdictions listed opposite its name on Schedule I hereto.

(iv) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers under the Purchase Agreement, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and the Registration Rights Agreement.

(v) The Guarantee has been duly authorized by the Guarantor and, when executed and delivered and upon delivery of the Notes to the Initial Purchasers in accordance with the Indenture and the Purchase Agreement, will constitute legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms and entitled to the benefits of the Indenture and the Registration Rights Agreement.

(vi) The execution, delivery and performance of the Exchange Notes and the Private Exchange Notes have been duly and validly authorized by the Company, and if and when executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and of the Indenture will be the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms.

(vii) The execution, delivery and performance of the Exchange Guarantee and the Private Exchange Guarantee have been duly and validly authorized by the Guarantor, and when executed and delivered by the Guarantor in accordance with the terms of the Registration Rights Agreement and the Indenture will be legal, valid and binding obligations of the Guarantor, entitled to the benefits of the Indenture and the Registration Rights Agreement, and enforceable against the Guarantor in accordance with their terms.

(viii) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and the Guarantor and constitutes the legal, valid and binding obligation of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms.

(ix) The Purchase Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(x) The Indenture has been duly authorized, executed and delivered by the Company and the Guarantor and constitutes a legal, valid and binding obligation of the Company and the Guarantor enforceable against the Company and the Guarantor in accordance with its terms.

(xi) The New Senior Secured Revolving Credit Facility has been duly authorized, executed and delivered by the Company and the Guarantor and constitutes a legal, valid and binding obligation of the Company and the Guarantor enforceable against the Company and the Guarantor in accordance with its terms.

(xii) The statements set forth under the heading “Description of the Notes” and “Exchange Offer and Registration Rights Relating to the Notes” set forth in the Time of Sale Circular and the Final Offering Circular, in so far as such statements purport to summarize certain provisions of the Notes, the Guarantee, the Indenture and the Registration Rights Agreement, provide a fair summary of such provisions in all material respects.

(xiii) The description in the Time of Sale Circular and the Final Offering Circular under the caption “United States Federal Taxation,” to the extent that it relates to matters of United States federal income tax law, is accurate in all material respects.

IRS Circular 230 Disclosure. To ensure compliance with the requirements imposed by the Internal Revenue Service, we inform you that any United States federal tax advice contained herein does not deal with a taxpayer’s particular circumstances. Further, such advice was written in connection with the promotion, marketing or recommending of the transactions or matters described herein. This advice was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code. Taxpayers should consult their own tax advisors regarding the tax consequences to them of their own particular circumstances.

(xiv) The descriptions in the Time of Sale Circular, the Preliminary Offering Circular and the Final Offering Circular under the headings, “Certain Relationships and Related Transactions” and “Plan of Distribution,” in each case, insofar as such descriptions constitute terms of agreements, provide fair descriptions of such terms in all material respects.

(xv) The execution, delivery and performance by the Company or the Guarantor of the Documents to which the Company or the Guarantor is a party, the issuance and sale of the Notes and the Guarantee and the consummation by the Company and the Guarantor of the other transactions contemplated therein, do not and will not conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, result in the imposition of a Lien on the assets of the Company or the Guarantor (except for Permitted Liens), or result in an acceleration of indebtedness under or pursuant to (i) result in a violation of the Certificate of Incorporation or Articles of Incorporation or Bylaws of the Company or the Guarantor, (ii) any agreement listed on Schedule II hereto, (iii) any federal law of the United States or any law of the State of New York or the Commonwealth of Pennsylvania or any regulation thereunder or any provision of the Delaware General Corporation Law or (iv) any judicial or administrative judgment, order or decree known to us to which the Company or the Guarantor is subject.

(xvi) No consent, authorization, approval or order of or filing with any federal or state governmental or regulatory commission, board, body, authority or agency is required to be obtained or made by the Company or any Guarantor in connection with the execution, delivery or performance by the Company or the Guarantor of any of the Documents to which it is a party, the issuance and sale of the Notes and the Guarantee, and the consummation by the Company and the Guarantor of the other transactions contemplated by the Documents (other than the filing of a registration statement by the Company and the Guarantor pursuant to the Securities Act as required by the Registration Rights Agreement); provided, however, that we express no opinion as to state securities or blue sky laws.

(xvii) Assuming the accuracy of the representations and warranties of the Initial Purchasers and compliance with the agreements of the Initial Purchasers contained in the Purchase Agreement, no registration of the Notes under the Securities Act, and no qualification of an indenture under the Trust Indenture Act, is required for (i) the offer and sale of the Notes to the Initial Purchasers and (ii) the initial offer and sale by the Initial Purchasers of the Notes in the manner contemplated by the Purchase Agreement.

(xviii) The issuance and sale by the Company of the Notes as contemplated by the Purchase Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xix) Neither the Company nor the Subsidiary Guarantor is and, after giving effect to the issuance and sale of the Notes, will be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

In addition to the foregoing opinions, we advise you supplementally that we have participated in conferences with officers and other representatives of the Company, representatives of the Initial Purchasers and their counsel, and representatives of the independent registered accounting firm of the Company, at which conferences the contents of the Time of Sale Circular and Final Offering Circular were discussed. Although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Time of Sale Circular and the Offering Circular (except as and to the extent set forth in paragraphs xiv and xvi above), on the basis of the foregoing and the information disclosed to us, but without independent check and verification, and relying as to materiality on representations and statements of officers and other representatives of the Company, we confirm to you that no fact has come to our attention that has led us to believe that the Final Offering Circular, as of its date and at the date hereof, contained or contains any untrue statement of a material fact, or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that we do not express any belief with respect to the financial statements, schedules, notes, and other financial and accounting data, included in the Final Offering Circular) or that the Time of Sale Circular, as of the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that we do not express any belief with respect to the financial statements, schedules, notes, and other financial and accounting data, included in the Time of Sale Circular).

EXHIBIT C

Initial Purchaser	Principal Amount	Purchase Price
Jefferies & Company, Inc.	$94,500,000	$92,137,500
CIBC World Markets Corp.	$10,500,000	$10,237,500